EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and made effective as of August 8, 2007 (the “Effective Date”), by and between Alta Hospitals System, LLC, a California limited liability company (“Employer”) and David R. Topper, an individual (“Executive”).
     WHEREAS, the execution of this Agreement is a condition to the closing of the transactions under that Agreement and Plan of Reorganization dated as of July 25, 2007 (“Reorganization Agreement”) among Prospect Medical Holdings, Inc., a Delaware corporation (“PMH”), Employer (as the merger subsidiary), Alta Healthcare System, Inc. (“Alta”), and the shareholders of Alta, providing for the merger of Alta, as of the Effective Date, with and into Employer, leaving Employer as the surviving entity and continuing as the subsidiary of PMH (capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Reorganization Agreement);
     WHEREAS, Executive is currently the Chief Executive Officer of Alta pursuant to that Executive Employment Agreement effective June 17, 2005 with Alta Healthcare LLC, a California limited liability company which was the predecessor parent entity of Alta (“Alta LLC”), and amended on June 30, 2006 to reflect the assignment from Alta LLC to Alta (“Existing Employment Agreement”);
     WHEREAS, Alta LLC dissolved effective June 30, 2006 with substantially all of its liabilities under the Existing Employment Agreement transferred to and assumed by Alta;
     WHEREAS, Executive also currently serves as Chief Executive Officer and as a director of Alta’s two wholly-owned subsidiaries, Alta Los Angeles Hospitals, Inc., a California corporation (“Alta Los Angeles”) and Alta Hollywood Hospitals, Inc., a California corporation (“Alta Hollywood”);
     WHEREAS, PMH, as the new owner of the Alta’s business, desires that Executive be employed as the President of Employer and continue to serve as an officer and director of Alta Los Angeles and Alta Hollywood (collectively, the “Alta Entities”), pursuant to the terms and conditions set forth herein;
     WHEREAS, Executive agrees that this Agreement shall supersede and replace the Existing Employment Agreement and that no further consideration is owed under the Existing Employment Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. TERM OF EMPLOYMENT. Employer hereby employs Executive and Executive accepts such employment, upon the terms and conditions set forth herein, for a term of five (5) years commencing as of the Effective Date, unless terminated in accordance with the termination provisions of Section 5 below (the “Term”). Executive agrees that no further payments for wages, bonus, or severance are owed under the Existing Employment Agreement.

     2. DUTIES. Executive shall be employed as the President of Employer. Executive shall also serve, without additional compensation, as a director and as an officer of each of the other Alta Entities.
     3. NECESSARY SERVICES.
          a. Performance of Duties. Executive agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be assigned to him hereunder. In his position as President of Employer, Executive shall report to Samuel S. Lee, the Chief Executive Officer of Employer. Executive acknowledges that Samuel S. Lee, the Chief Executive Officer of Employer and/or the Board of Managers of Employer, shall assign such tasks to Executive which are commensurate with such position.
          b. Faithful and Diligent Performance. During the Term, Executive agrees to devote such time, energy, skill and efforts to the performance of his duties hereunder as are necessary to allow Executive to faithfully and diligently further the business and interests of the Alta Entities; provided, however, that Executive’s obligations hereunder shall not preclude Executive from (i) working or involving himself in any other business venture so long as it does not materially detract from Executive’s ability to provide services to the Alta Entities and any directorships or committee positions he is then serving under the terms of this Agreement (including not conflicting with the provisions of Subsection (c) below)); or (ii) engaging in additional activities in connection with personal investments and/or community affairs that are not inconsistent with his duties hereunder, including serving on boards of directors of non-competing businesses or entities. Executive currently resides and may at his discretion continue to reside in Los Angeles County, California (the “County”). Employer shall not relocate Executive to another location outside of the County without his prior written consent.
          c. Services by Executive. Executive agrees that, during the period of his employment, Executive shall provide personal services to the Alta Entities pursuant to this Agreement, and Executive will not, within the California counties of Los Angeles, San Bernardino and Orange, without the prior written consent of PMH (which consent may be granted or withheld in the sole and absolute discretion of PMH), individually or in any combination, directly or indirectly, as an owner, shareholder, director, officer, trustee, partner, associate, consultant, principal, agent, contractor, employee or otherwise:
               i. engage, participate in, form, contract, aid, or hold any interest in an independent physician association (IPA) or managed care organization (including but not limited to an HMO, PPO, or self-insured employer plan), or otherwise engage in any business with an IPA or managed care organization (including but not limited to an HMO, PPO, or self-insured employer plan), which is, or as of the Executive’s engagement or participation, would become, competitive with any aspect of the business or operations of the Alta Entities or PMH, or any affiliate of either of them, including, Prospect Medical Group, Inc., a California corporation (“PMG”).
               ii. engage in the Restricted Activities in the Territory, as set forth in Section 8.9 of the Reorganization Agreement (subject to Section 8.9(b) thereof).

     4. COMPENSATION.
          a. Base Salary. Employer shall pay Executive a base salary of Six Hundred Ten Thousand Dollars ($610,000) per annum (the “Base Salary”), effective as of the Effective Date. Payments shall be made in periodic installments in accordance with the normal payroll practices of Employer, as such may be changed from time to time to consolidate or coordinate with the normal payroll practices of PMH and/or PMH’s subsidiaries or affiliates. The Base Salary may be increased but not decreased.
          b. Employee Benefits. Executive shall be entitled to participate in all of the employee benefit and fringe benefit plans and programs available to other executive employees of Employer or PMH, as such may be changed from time to time to consolidate or coordinate with such plans and programs of PMH and/or PMH’s subsidiaries or affiliates. Employer and PMH retain the right to modify or eliminate such plans and programs as well.
          c. Deductions and Withholding. Executive hereby agrees that Employer may deduct and withhold from the compensation payable to Executive hereunder any amounts of money required to be deducted or withheld by Employer under the provisions of any and all applicable local, state or federal statutes or regulations or any amendments thereto hereafter enacted requiring the withholding or deducting of compensation.
          d. Equity Incentive Plan. Executive shall be eligible to participate in any executive equity incentive plan adopted by the Board of Directors of PMH.
          e. EBITDA Based Bonus. Executive shall be entitled to receive, on an annual basis, a bonus (the “EBITDA Bonus”) determined in accordance with the following schedule based on Employer’s EBITDA, as defined below:

Year (Oct. 1 through Sept. 30)	EBITDA Amount	Bonus Amount
2007 (trailing 12 months)	$23 million or greater	$250,000
2008	$24 million or greater	$250,000
2009	$25 million or greater	$250,000
2010	$26 million or greater	$250,000
2011	$27 million or greater	$250,000
     EBITDA Definition. The phrase “EBITDA” as used herein shall mean earnings before interest, taxes, depreciation and amortization, solely derived from the operation of the four hospitals currently comprising Alta, excluding allocations by PMH to Employer of expenses paid directly by PMH, other than such expenses as PMH and Executive, in their reasonable good faith judgment, agree are being paid by PMH for the benefit of Employer.
     Partial Year. For any partial year (i.e. a year in which, due to the expiration or termination of this Agreement, Executive does not serve as an employee of Employer for the entire year), then the EBITDA of Employer as of the last fiscal quarter ending prior to the date of expiration or termination of this Agreement shall be annualized for purposes of determining whether any bonus is payable to Executive with respect to such year and, if such a bonus is payable (i.e. if the EBITDA of Employer, as so annualized, satisfies the required EBITDA Amount for such year) then the Executive shall be entitled to a pro-rata portion of the Bonus Amount, calculated as (x) $250,000 multiplied by (y) a fraction, the numerator of which is the number of days elapsed in such year as of the date of expiration or termination of this Agreement, and the denominator of which is 365.
     EBITDA Calculation. For each year or partial year referenced above in this Section 4(e)(an “EBITDA Period”), Employer shall prepare and deliver to Executive its calculation of the EBITDA of Employer (an “EBITDA Calculation”) for the applicable EBITDA Period, together with a notice setting forth whether, based on such EBITDA Calculation, Executive is entitled to the EBITDA Bonus for such EBITDA Period. Each EBITDA Calculation shall be delivered to Executive not later than the date (including applicable extension periods) that PMH is required to file its audited financial statements or, as applicable, interim financial statements with the Securities and Exchange Commission with respect to such EBITDA Period . The EBITDA Calculation shall be made by Employer’s independent auditors using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Year End Audited Financial Statements for 2006.
     Payment; Review Period; Dispute Notice. In the event that Employer has provided in such notice that Executive is entitled to the EBITDA Bonus for a particular EBITDA Period, Employer shall promptly pay Executive such EBITDA Bonus in accordance with Employer’s standard payroll practices. In the event that Employer has provided in such notice that Executive is not entitled to the EBITDA Bonus for a particular EBITDA Period, Executive shall have a period of 30 calendar days after the date of his receipt of such notice (the “Review Period”) to review the EBITDA Calculation. During the Review Period, Employer shall provide Executive and his representatives and/or accountants full access during regular business hours and upon reasonable notice to all relevant books and records of Employer and the working papers of such auditors, to the extent necessary to review matters and information related to the preparation of the EBITDA Calculation. In the event that Executive disputes the determination of the EBITDA Calculation for a particular EBITDA Period, Executive shall, within the Review Period, deliver a notice to Employer (the “Dispute Notice”), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If Executive fails to deliver a Dispute Notice to Employer prior to expiration of the Review Period, then Executive shall be bound by the EBITDA Calculation delivered by Employer and Executive shall not entitled to the EBITDA Bonus for the applicable EBITDA Period.
     Dispute Resolution. If Executive delivers a Dispute Notice within the Review Period, then Executive and Employer shall use commercially reasonable efforts to resolve any such dispute within 15 calendar days after receipt by Employer of the Dispute Notice. If Executive and Employer fail to resolve any such dispute within such 15-day period, they shall jointly engage a recognized independent public accounting firm as may be mutually agreed to by Executive and Employer (the “Reviewing Accountant”), to review the EBITDA Calculation for a particular EBITDA Period. Executive and Employer shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Dispute Notice. The Reviewing Accountant shall be instructed to use its commercially reasonable efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The scope of the disputes to be resolved by the Reviewing Accountant will be limited to whether the items in dispute that were previously included in the Dispute Notice were prepared using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Year End Audited Financial Statements for 2006, and the Reviewing Accountant shall determine, on such basis, the applicable EBITDA Calculation. The determination of the Reviewing Accountant shall be final and binding on the parties (absent fraud or manifest bad faith by the Reviewing Accountant). In the event that Executive is entitled to the EBITDA Bonus for a particular EBITDA Period based on such determination, Employer shall promptly pay Executive such EBITDA Bonus in accordance with Employer’s standard payroll practices.
          f. Discretionary Bonus. Executive shall also be eligible to receive, on an annual basis, a discretionary bonus (the “Discretionary Bonus”) in an amount to be determined by the Board of Directors of PMH.
          g. Vacation. During the Term, Executive shall be entitled to four weeks paid vacation each year in accordance with the vacation policies of Employer.
     5. TERMINATION.
          a. Termination by Employer For Cause And Other Specified Events. Executive’s employment with Employer may be terminated by Employer upon any of the events specified below:
               i. Upon the death of Executive, or (at the election of Employer, upon 30 days’ prior written notice to Executive) the permanent disability of Executive, “permanent disability” being defined as any continuous loss of one-half (1/2) or more of the time spent by Executive in the usual daily performance of his duties as a result of physical or mental illness for a continuous period in excess of ninety (90) days; provided, however, that the “permanent disability” of Executive shall be determined by a medical doctor selected by written agreement of Employer and Executive upon the request of either party by written notice to the other. If Employer and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a permanent disability. The determination of the medical doctor selected under this Section 5(b)(i) will be binding on both parties.
               ii. At the election of Employer upon the dismissal of Executive by Employer for Cause. For purposes of this Agreement, “Cause” shall be deemed to exist if Executive (1) material breaches this Agreement, which breach is not remedied by Executive within 30 days after receipt of written notice from Employer that specifies in reasonable detail the nature of such breach; provided, however, that if such breach cannot be reasonably remedied within such 30-day period, Executive shall be given a reasonable period of time thereafter for cure purposes; (2) is convicted of a felony; (3) engages in one or more acts involving fraud or serious moral turpitude that materially adversely affects Employer or PMH; or (4) misappropriates assets or engages in gross misconduct that materially adversely affects

Employer or PMH. Termination under this subparagraph shall be effective immediately upon written notice by Employer.
          b. Compensation Following Termination For Cause And Other Specified Events. In the event Executive’s employment is terminated pursuant to paragraph (a) above, Employer shall pay to Executive the portion of the total amount of the Base Salary earned through the date of termination and the pro-rata portion of the EBITDA Bonus earned for the period commencing on the first day of the then current year and ending on the date of termination (and any EBITDA Bonus or Discretionary Bonus owed for the prior year but not yet paid). In addition, Executive shall be paid any vacation, PTO, or other compensation that has accrued pursuant to Employer’s written policies but has not been used, plus any amount of reimbursement for reasonable business expenses incurred by Executive through the date of termination in accordance with Section 6 hereof. Otherwise, Employer shall have no obligation to make payments to, or bestow benefits upon, Executive following the date of termination.
          c. Termination by Employer Without Cause. Notwithstanding the above-stated provisions, Employer retains the right to terminate Executive’s employment “at-will,” either with or without cause and in its sole discretion; provided, however, that if Employer elects to exercise its right to terminate without cause under this provision, Employer shall promptly pay to Executive (as soon as possible, but in no event later than 2.5 months after the end of the calendar year in which such termination occurs), via wire transfer of immediately available funds to an account designated by Executive, an aggregate lump sum amount (the “Severance Amount”) equal to the sum of (i) his Base Salary for a period commencing on the date of termination and ending on the first to occur of the date which is (A) three (3) years following the date of termination or (B) five (5) years following the Effective Date, as though Executive were continuing to provide services to Employer under this Agreement; (ii) the aggregate amount of any vacation, PTO, or other compensation that has accrued pursuant to Employer’s written policies but has not been used as of the date of termination; (iii) the pro-rata portion of the EBITDA Bonus earned for the period commencing on the first day of the then current year and ending on the date of termination (and any EBITDA Bonus or Discretionary Bonus owed for the prior year but not yet paid); and (iv) any amount of reimbursement for reasonable business expenses incurred by Executive through the date of termination in accordance with Section 6 hereof. Except as otherwise provided in this Section 5(c), Employer shall have no obligation to make payments to, or bestow benefits upon, Executive following the date of termination.
          d. Termination by Executive for Good Reason. Notwithstanding anything in this Agreement to the contrary, Executive may terminate his employment hereunder at any time during the Term for Good Reason (as hereinafter defined) upon written notice to Employer of the occurrence of a breach enumerated below and the failure of Employer to timely cure such breach. For purposes of this Agreement, the term “Good Reason” means (i) Employer’s material breach of this Agreement; (ii) a change in Executive’s title, responsibilities or duties to a materially lesser status or degree than his title, responsibilities or duties as of the Effective Date; (iii) a failure by Employer to make any payment to Executive when due; (iv) the relocation of Employer’s principal executive offices outside of Los Angeles County or any other action by Employer which breaches or otherwise deprives Executive of his rights under Section 3(b) hereof; or (v) any substantial, adverse change or termination of the benefits provided to Executive hereunder. Employer shall remedy any breach within 30 days after receipt of written notice from Executive that specifies in reasonable detail the nature of such breach; provided, however, that if such breach cannot be reasonably remedied within such 30-day period, Employer shall be given a reasonable period of time thereafter for cure purposes. In the event that Executive terminates his employment hereunder for Good Reason pursuant to this Section 5(d), Employer shall promptly pay (as soon as possible, but in no event later than 2.5 months after the end of the calendar year in which such termination occurs) to Executive the Severance Amount via wire transfer of immediately available funds to an account designated by Executive.
          e. Return of Company’s Property. Upon expiration of this Agreement, or in the event Executive’s employment is terminated for any reason during the Term of this Agreement, Employer may, at its option, require Executive to vacate his offices immediately, and to cease all activities on Employer’s behalf. Executive agrees that upon receiving notice of termination of his employment in any manner, he will immediately deliver to Employer all notebooks, brochures, documents, memoranda, reports, price lists, files, invoices, purchase orders, books, correspondence, customer lists, or other written or graphical records, and the like, primarily relating to the business or work of Employer, which are or have been in his possession or under his control. Executive hereby expressly acknowledges that all such materials referenced above are the property of Employer.
     6. EXPENSES. Employer shall pay for or reimburse Executive for all properly documented reasonable business expenses incurred or paid for by Executive in the performance of his duties hereunder, including expenditures for travel, mileage and other authorized expenses, subject to such written policies or guidelines and/or requirements for verification as Employer may, in its sole and absolute discretion, establish.
     7. CONFIDENTIALITY AND TRADE SECRETS.
          a. Confidential Information. Executive shall keep in strictest confidence all information relating to the business, affairs, customers and suppliers of the Alta Entities, PMH, or their parent or affiliates (collectively hereinafter referred to as “Trade Secrets”), including, among other things but without limitation, the Alta Entities’ cost of performing services, pricing formulae, methods or procedures, and customer lists, which Executive may acquire during the performance of his services and duties hereunder and which is not otherwise generally known to the public. Executive acknowledges that such Trade Secrets are of great value, and have been developed and/or acquired at great expense to the Alta Entities, and the Alta Entities would not enter into this contract of employment and such information would not be made available to Executive in Executive’s fiduciary capacity unless the Alta Entities were assured that all such information will be used for the exclusive benefit of the Alta Entities. Accordingly, during the term of this Agreement, and at all times thereafter, Executive shall not publish, communicate, divulge, disclose or use, whether or not for his own benefit, any such information without the prior written consent of Employer, except (i) in the course of performing his duties hereunder; (ii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iii) where required to be disclosed by Law, court order, subpoena or other government process.
          b. Solicitation of Employees and Others. Executive acknowledges that important factors in the Alta Entities’ business and operations are the loyalty and good will of its employees. Accordingly, Executive agrees that, he will not (i) during the Term and for a period of two (2) years following the expiration or termination of this Agreement, hire, attempt to hire, solicit for hire, or induce any party to recruit, hire or solicit for hire, any persons who are employees of the Alta Entities or any entities or persons who are physicians providing services to the Alta Entities or who are independent contractors of the Alta Entities as of the expiration or termination of this Agreement; provided, however, that the foregoing limitation shall not apply to (A) any general solicitation that is not specifically targeted to Employer’s employees, physicians or contractors or (B) any solicitation for employment of any such employees, physicians or contractors who has been terminated by Employer; (ii) during the Restriction Period (as hereinafter defined), solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business or clients of the Alta Entities or the Alta Entities’ affiliates (including, without limitation, any third party payors) in connection with a Competing Business; (iii) during the Restriction Period, solicit or induce any party to solicit, any contractors of the Alta Entities or the Alta Entities’ affiliates to enter into the same or a similar type of contract with any Competing Business; or (iv) during the Restriction Period, intentionally disrupt, damage, impair, or interfere with the business of the Alta Entities or the Alta Entities’ affiliates. For purposes hereof, the term “Restriction Period” means the period of (A) the Term or (B) the duration of the non-competition provisions contained in Section 8.9 of the Reorganization Agreement, whichever is greater. Executive further agrees that information as to the capabilities of the Alta Entities’ employees, their salaries and benefits, and the other terms of their employment is confidential and proprietary to the Alta Entities and constitutes its valuable trade secrets.
          c. Ongoing Obligation. The provisions in this Section 7 shall be binding during Executive’s employment. In the event the provisions in this Section 7 are more restrictive than permitted by the laws of the jurisdiction in which enforcement of this provision is sought, such provisions shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
     8. REMEDY FOR BREACH. Executive acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary character, which gives this Agreement a peculiar value to the Alta Entities, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and a breach by Executive of the provisions of this Agreement will cause the Alta Entities irreparable injury. It is, therefore, expressly acknowledged that this Agreement may be enforced by injunction and other equitable remedies, without bond. Such relief shall not be exclusive, but shall be in addition to any other rights or remedies Employer may have for such breach, and the Alta Entities shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred by reason of any breach of the covenants of this Agreement.
     9. ATTORNEYS’ FEES. In the event of any dispute (including but not limited to actions, suit, or arbitration) between the parties hereto in connection with this Agreement or Executive’s employment with Employer or termination thereof, or to enforce any provision or right hereunder, the prevailing party shall be entitled to an award of all costs and expenses incurred in connection therewith, including but not limited to reasonable attorneys’ fees incurred by the prevailing party.

     10. GENERAL PROVISIONS.
          a. The failure of Employer at any time to enforce performance by Executive of any provisions of this Agreement shall in no way affect Employer’s rights thereafter to enforce the same, nor shall the waiver by Employer of any breach of any provision hereof be held to be a waiver of any other breach of the same or any other provision.
          b. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of Employer; provided, however, it is understood and agreed that the services to be rendered and the duties to be performed by Executive hereunder are of a special, unique and personal nature and that it would be difficult or impossible to replace such services; by reason thereof, Executive may not assign either the benefits or the obligations of this Agreement.
          c. Any notices, requests, consents, or other communications required or permitted under this Agreement shall be in writing and may be delivered in person to the other party, or sent by United States mail or commercial courier service. The addresses set forth below shall be deemed sufficient for purposes of providing notice under this Agreement:

To Executive:	David R. Topper
c/o Alta Hospitals System, LLC
11500 West Olympic, Suite 502
Los Angeles, CA 90064

To Employer:	Alta Hospitals System, LLC
c/o Prospect Medical Holdings, Inc.
400 Corporate Pointe, Suite 525
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D.
Each party may change his or its address through written notice in compliance with this Section. Written notice provided by methods other than those specified herein shall be effective if actually received, in timely fashion, by the other party.
          d. This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and negotiations between the parties.
          e. The headings of the several paragraphs in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof. Nothing in this Agreement shall be deemed to be a limitation on the remedies of any of the parties with respect to the non-compete provisions, or any other provisions, of the Reorganization Agreement.
          f. This Agreement may not be modified except by a written instrument signed by all parties hereto.

          g. All clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, such clauses or covenants shall be limited as permitted under applicable law, or, if the same are not susceptible to such limitation, this Agreement shall be interpreted as if such invalid clauses or covenants were not contained herein.
          h. This Agreement is made with reference to the laws of the State of California and shall be governed by and construed in accordance therewith. Any litigation concerning or to enforce the provisions of this Agreement shall be brought in the courts of the State of California.
          i. It is intended that this Agreement be drafted and administered in compliance with Code Section 409A, including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (“IRS Guidance”) issued pursuant to Code Section 409A so as not to subject the Executive to payment of interest or any additional tax under Code Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Code Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any IRS Guidance issued under Code Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Code Section 409A, the parties agree to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Employer and the Executive.
          j. Employer and Executive shall, concurrently herewith, execute an indemnity agreement in substantially the form annexed hereto as Exhibit A.
          k. Any and all disputes arising under this Agreement, or with respect to Executive’s employment or the other subject matters addressed in this Agreement (other than claims for specific performance or other equitable relief permitted by this Agreement), shall be resolved through binding arbitration. The arbitration shall be administered by JAMS, with the arbitration to be conducted in Los Angeles, California. The parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05. Executive and Employer shall divide equally the fees and expenses of the arbitration.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE
/s/ David R. Topper
David R. Topper

EMPLOYER Alta Hospitals System, LLC
By:	/s/ Jacob Y. Terner
Jacob Y. Terner, M.D.
Manager

EXHIBIT A
INDEMNIFICATION AGREEMENT
This Indemnification Agreement (“Agreement”) is made as of August 8, 2007 by and between Prospect Medical Holdings, Inc., a Delaware corporation (the “Company”), and David R. Topper (“Indemnitee”).
RECITALS
WHEREAS, highly competent persons have become more reluctant to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
WHEREAS, the General Corporation Law of the State of Delaware (“DGCL”) empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, managers, officers, employees or agents of other corporations, limited liability companies, partnerships, joint ventures, or other enterprises, and expressly provides that the indemnification provided thereby is not exclusive;
WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, persons serving the Company and/or an Enterprise (as defined below) to the fullest extent permitted by applicable law (as described in Section 7(b) hereof) so that they will serve or continue to serve the Company and/or the Enterprise free from undue concern that they will not be so indemnified;
WHEREAS, this Agreement is a supplement to and in furtherance of the certificate of incorporation and bylaws of the Company and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and
NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
1. Services to the Company. Indemnitee will serve or continue to serve as an officer, director, manager or key employee of the Company or an Enterprise for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation, subject to the terms of any employment agreement between Indemnitee and the Company.

2. Definitions. As used in this Agreement:
     (a) “Change in Control” shall be deemed to have occurred if (i) any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and other than any person holding shares of the Company on the date that the Company first registers under the Act or any transferee of such individual if such transferee is a spouse or lineal descendant of the transferee or a trust for the benefit of the individual, his spouse or lineal descendants), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding voting securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company (the “Board”) and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
     (b) “Corporate Status” describes the status of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company.
     (c) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
     (d) “Enterprise” shall mean the Company and any other corporation, limited liability company, partnership, joint venture, trust or other enterprise in respect of which Indemnitee is or was or will be serving as a director, officer, trustee, manager, member, partner, employee, agent, attorney, consultant, member of the entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise), fiduciary, or in any other similar capacity at the request, election or direction of the Company.
     (e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     (f) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for and other costs relating to any cost bond, supersedeas bond or other appeal bond or its equivalent. Expenses shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
     (g) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
     (h) “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person shall exclude (i) the Company or any Enterprise, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
     (i) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken (or failure to act) by him or her or of any action (or failure to act) on his or her part while acting as a director or officer of the Company, or by reason of the fact that he or she is or was serving as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement.
     (j) References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments or other charges imposed thereon, ERISA excise taxes and penalties, any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or an Enterprise and, in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.
4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or an Enterprise. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company or an Enterprise, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court of Chancery shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to such indemnification.
5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. If Indemnitee is not wholly successful in such Proceeding, the Company also shall indemnify Indemnitee against all Expenses reasonably incurred in connection with a claim, issue or matter related to any claim, issue or matter on which Indemnitee was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith in accordance with the procedures set forth in Section 9 hereof.
7. Additional Indemnification.
     (a) Notwithstanding any limitation in Sections 3, 4 or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnity shall be made under this Section 7(a) on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Company or its stockholders or to an Enterprise or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.
     (b) For purposes of Section 7(a), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:
     (i) the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement or the corresponding provision of any amendment to or replacement of the DGCL; and
     (ii) the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.
8. Exclusions. Notwithstanding any other provision in this Agreement, the Company shall not be obligated under this Agreement to indemnify Indemnitee in connection with any claim made against Indemnitee:
     (a) for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy or other indemnity provision;
     (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or
     (c) except as otherwise provided in Sections 13(d)-(f) hereof, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iii) the Proceeding is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) and Independent Counsel has approved its initiation.
9. Advances of Expenses; Defense of Claim.
     (a) Notwithstanding any provision of this Agreement to the contrary, the Company shall advance the expenses incurred by Indemnitee in connection with any Proceeding within ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee shall qualify for advances solely upon the execution and delivery to the Company of an undertaking providing that Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, in which case the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. Any such obligation of Indemnitee to so reimburse the Company shall be unsecured and no interest shall be charged thereon. This Section 9(a) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 8.
     (b) The Company will be entitled to participate in any Proceeding at its own expense. Subject to the last sentence of this Section 9(b), the Company may assume the defense of any Proceeding with counsel reasonably satisfactory to Indemnitee by providing prompt written notice thereof to Indemnitee. After receipt of such notice, Indemnitee shall have the right to employ legal counsel in such Proceeding, but all of his or her Expenses related thereto shall be borne by Indemnitee unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control), the employment of counsel by Indemnitee has been approved by the Independent Counsel, or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding or provided written notice thereof to Indemnitee as aforesaid, in each of which cases all Expenses of the Proceeding shall be borne by the Company. Notwithstanding anything herein to the contrary, the Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in clauses (ii) and (iv) above and provided written notice to the Company that Indemnitee shall assume the defense thereof.

     (c) The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on Indemnitee without Indemnitee’s prior written consent.
10. Procedure for Notification and Application for Indemnification.
     (a) Within sixty (60) days after the actual receipt by Indemnitee of notice that he or she is a party to or a participant (as a witness or otherwise) in any Proceeding, Indemnitee shall submit to the Company a written notice identifying the Proceeding. The omission by Indemnitee to notify the Company will not relieve the Company from any liability which it may have to Indemnitee
     (i) otherwise than under this Agreement and (ii) under this Agreement except to the extent the Company can establish that such omission to notify resulted in actual prejudice to the Company.
     (b) Indemnitee shall thereafter deliver to the Company a written application to indemnify Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Following such a written application for indemnification by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined in accordance with Section 11(a) of this Agreement.
11. Procedure Upon Application for Indemnification.
     (a) Upon written request by Indemnitee for indemnification pursuant to Section 10(b), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) by a majority vote of the Disinterested Directors, even if constituting less than a quorum of the Board; or (ii) if so requested by Indemnitee, in his or her sole discretion, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
     (b) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). The Independent Counsel shall be selected by the Board of

Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. Indemnitee may, within 10 days after such written notice of selection shall have been received, deliver to the Company a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 10(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction (the “Court”) for resolution of any objection which shall have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
     (c) The Company agrees to pay the reasonable fees of Independent Counsel and to fully indemnify such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
12. Presumptions and Effect of Certain Proceedings.
     (a) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(b) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by the Board or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by the Board or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
     (b) If the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and

Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period shall be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.
     (c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.
     (d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.
     (e) The knowledge and/or actions, or failure to act, of any other director, trustee, partner, managing member, fiduciary, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
     (f) In the event that any action, claim or Proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or Proceeding with or without payment of money or other consideration), it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or Proceeding.
13. Remedies of Indemnitee.
     (a) In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within the time period specified in Section 12(b) of this Agreement, (iv) payment of indemnification is not made pursuant to Section 5, 6, 7 or the last sentence of Section 11(a)

of this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification pursuant to Section 3 or Section 4 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by a court of his or her entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.
     (b) In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial or arbitration on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13, the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11(a) of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 13, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 9 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).
     (c) If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law.
     (d) In the event that Indemnitee, pursuant to this Section 13, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses reasonably incurred by Indemnitee in connection with such judicial adjudication or arbitration.
     (e) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

     (f) The Company shall indemnify Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Company’s receipt of such written request) advance such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee for (i) indemnification or advances of Expenses by the Company under this Agreement or any other agreement or provision of the Company’s certificate of incorporation or bylaws now or hereafter in effect or (ii) recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance or insurance recovery, as the case may be.
14. Non-exclusivity; Survival of Rights; Insurance; Subrogation.
     (a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s certificate of incorporation, the Company’s bylaws, the equivalent charter documents of any Enterprise, any agreement, a vote of stockholders, a resolution of directors or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. The parties hereto intend that, to the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s bylaws and this Agreement, the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
     (b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, trustee, partner, managing member, fiduciary, officer, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.
     (c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
     (d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
     (e) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such Enterprise.
15. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; or (b) one (1) year after the final termination of any Proceeding (including any rights of appeal thereto) then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto (including any rights of appeal of any Section 13 Proceeding).
16. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
17. Enforcement and Binding Effect.
     (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, manager or officer of the Company or an Enterprise, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, manager or officer of the Company or an Enterprise.

     (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
     (c) The indemnification and advancement of expenses provided by or granted pursuant to this Agreement shall apply to Indemnitee’s service as an officer, director, manager or key employee of the Company or an Enterprise prior to the date of this Agreement.
     (d) The indemnification and advancement of expenses provided by or granted pursuant to this Agreement shall continue as to a person who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (e) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
18. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.
19. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise, except as provided in Section 10(a).
20. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and if receipt is acknowledged in writing by the party to whom said notice or other communication shall have been directed or (b) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:
     (a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(b) If to the Company to:
Prospect Medical Holdings, Inc.
400 Corporate Pointe
Suite 525
Culver City, California 90230
Attn.: Chief Financial Officer
or to any other address as may have been furnished to Indemnitee in writing by the Company.
21. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect: (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
22. Applicable Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.
23. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
24. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

PROSPECT MEDICAL HOLDINGS, INC.		INDEMNITEE

By:
	Jacob Y. Terner, M.D.	David R. Topper
Chief Executive Officer